Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
July 22, 2016

Thank you, Steve and good morning everyone.

Yesterday, we announced our results for the second quarter of 2016. For the quarter, the Company reported revenues of $1.2 billion and earnings per share of $0.62 compared to revenues of more than $1.6 billion and EPS of $1.33 for the same period last year.

The decline in year-over-year performance was primarily due to three factors: a 61% decrease in operating profit for the Rail Group, resulting from 29% fewer deliveries during the quarter; significant product mix changes in the Rail Group; and lower deliveries and profit from the Inland Barge Group. The Construction Products and Energy Equipment Groups reported historically strong results for the quarter, partially offsetting the lower results in the Rail and Barge Groups.

We remain highly focused on cost reductions. Our SE&A has declined year-over-year and we continue to seek cost reductions at the corporate and operating levels across the Company.

During the second quarter, we invested in new railcars with a value of $252 million that were added to our wholly-owned lease portfolio. This brings our six month total to $535 million and we expect the full-year total to be $1.1 billion, with a cash investment of approximately $880 million due to the embedded deferred profit.

During the second quarter, we invested $54 million of capital expenditures across our manufacturing businesses and at the corporate level. For the first six months, we have invested $80 million in these areas and we expect to invest $140 million to $180 million for the full year.

We did not repurchase any of our shares during the second quarter and have repurchased $35 million during the first six months.

We ended the second quarter with $814 million of cash, cash equivalents and short-term marketable securities. We have access to additional capital through our $600 million corporate revolver, of which $93 million is currently consumed by letters of credit, as well as our $1 billion leasing warehouse facility, of which $241 million is currently outstanding.  At the end of the quarter, our available liquidity position was approximately $2.1 billion.

I want to make a few comments about the economic environment in the markets we serve and our expectations for full-year results. Ongoing weakness in many of the markets we serve continues to make this year more challenging than the last few years. Order levels remain low in some of our lines of business. Product mix changes and costs associated with aligning our production levels with demand will continue to negatively impact margins this year. It is difficult to precisely predict the magnitude and timing of these impacts on each quarter’s results.

Our overall earnings guidance for 2016 of $2.00 to $2.30 is unchanged from last quarter’s guidance. Our earnings guidance assumes that there is no improvement in market conditions for our businesses for the rest of this year. Our annual EPS guidance also includes the following assumptions:
•A tax rate of approximately 36%;
•Corporate expenses of $120 million to $140 million, which include ongoing litigation-related costs;
•The deduction of approximately $15 million of non-controlling earnings due to our partial ownership in TRIP and RIV 2013;
•A reduction of approximately 8 cents per share due to the two-class method of accounting, compared to calculating Trinity’s EPS directly from the face of the income statement; and
•No dilution from the convertible notes, based on the current stock price.

We continue to expect our Rail Group to deliver approximately 27,000 railcars in 2016. We are maintaining our annual revenue guidance for the Rail Group of approximately $3.1 billion. We expect an operating margin of approximately 14.5% for this Group in 2016.

In 2016, we expect to eliminate approximately $1.1 billion of revenues related to railcar sales to our leasing company. We expect to defer approximately $190 million of operating profit. These revenue eliminations and profit deferrals result from the accounting treatment of sales from our railcar manufacturing company to our railcar leasing company.

For 2016, we continue to project Energy Equipment Group revenues of approximately $1 billion, but are increasing our operating margin guidance from 12% to approximately 13%. We were pleased to announce during the second quarter a three-year order for $940 million of structural wind towers with shipments beginning in 2017. Our 2016 guidance is not impacted by this new order.

As compared to our prior guidance, we now expect lower revenues of approximately $540 million for our Construction Products Group in 2016, but with an improved operating margin of approximately 12%.

Our Inland Barge Group guidance remains unchanged. We expect annual revenues of approximately $420 million in 2016, with an operating margin of approximately 11%.

In 2016, we expect our Leasing Group to record operating revenues, excluding leased railcar sales, of approximately $690 million with profit from operations of approximately $295 million, both of which are down slightly from our prior guidance.

During the second quarter, total proceeds from the sales of leased railcars to the Railcar Investment Vehicle platform were $149 million, with a profit of $43 million. All of these railcars were sold from our wholly-owned lease fleet. In accordance with current industry policy and practice, $118 million of the proceeds was reported as revenues due to the railcars having been in our lease fleet for less than one year. The remaining $31 million is reported on our cash flow statement as proceeds from sales of railcars owned more than one year in our fleet. As we have said, the level of sales of leased railcars will vary on a quarterly basis due to their transactional nature.

Our guidance includes the sale of between $300 million and $400 million of leased railcars sales to the RIV platform in 2016, which results in a range of sales of between $130 million and $230 million during the second half of this year. At this time, we are not providing operating profit guidance associated with these sales or the quarterly cadence due to the fluid nature of these transactions.

In conclusion, we maintain a strong balance sheet and significant liquidity. These factors allow us to be opportunistic and flexible as we continue to seek internal and external investment opportunities to enhance to shareholder value. We are confident that Trinity will continue responding appropriately to market conditions as we pursue our vision to be a premier diversified industrial company.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --